Exhibit 5.1

POSTAL ADDRESS	Postbus 71170
1008 BD AMSTERDAM
OFFICE ADDRESS	Fred. Roeskestraat 100
1076 ED AMSTERDAM
TELEPHONE	020 578 5758
FAX	020 578 5836
INTERNET	www.loyensloeff.com

To:

Sensata Technologies Holding N.V.
Kolthofsingel 8
7602 EM Almelo
The Netherlands

SENSATA TECHNOLOGIES HOLDING N.V.

Privileged
Amsterdam, 30 October 2013

Dear Sir/Madam,
You have requested us, as your special counsel on certain matters of Dutch law, to render an opinion in connection with the filing of a Registration Statement on Form S-8 (the Registration Statement) under the Securities Act of 1933, as amended (the Act), on 30 October 2013, relating to the Shares (as defined below).
Headings used in this opinion are for ease of reference only and shall not affect the interpretation hereof.
In this opinion:
Commission means the Securities and Exchange Commission;
Company means Sensata Technologies Holding N.V., a public company with limited liability under Dutch law;
Equity Plan means the Sensata Technologies Holding N.V. 2010 Equity Incentive Plan, as amended on 22 May 2013;
Other Equity Plans means: (i) the Sensata Technologies Holding B.V. First Amended and Restated 2006 Management Option Plan; (ii) the Sensata Technologies Holding B.V. First Amended and Restated 2006 Management Securities Purchase Plan; and (iii) the Sensata Technologies Holding N.V. 2010 Employee Stock Purchase Plan;
Resolutions means the resolutions and minutes listed under (4) up and until (9) of this opinion; and

The public limited company Loyens & Loeff N.V. is established in Rotterdam and is registered with the Trade Register of the Chamber of Commerce and Industry under number 24370566. Solely Loyens & Loeff N.V. shall operate as contracting agent. All its services shall be governed by its General Terms and Conditions, including, inter alia, a limitation of liability and a nomination of competent jurisdiction. These General Terms and Conditions have been printed on the reverse side of this page and may also be consulted via www.loyensloeff.com. The conditions were deposited with the Registry of the Rotterdam District Court on 1 July 2009 under number 43/2009.

AMSTERDAM • ARNHEM • BRUSSELS • LUXEMBOURG • ROTTERDAM • ARUBA • CURAÇAO • DUBAI • FRANKFURT • GENEVA •
LONDON • HONG KONG • NEW YORK • PARIS • SINGAPORE • TOKYO • ZURICH

Shares means the additional 5,000,000 ordinary shares in the capital of the Company that have been authorized for issuance by the Company pursuant to the Equity Plan in accordance with its terms as referred to in the Registration Statement.
In rendering this opinion, we have examined and relied upon, inter alia, the following documents as we have deemed necessary for the purpose of this opinion:

(1)
an electronically transmitted copy of an excerpt, dated as of the date hereof (the Excerpt) of the registration of the Company in the trade register of the Chambers of Commerce in the Netherlands under number 24192692;

(2)	an electronically transmitted copy of the deed of incorporation of the Company, dated 22 December 1988;

(3)	an electronically transmitted copy of the articles of association (statuten), dated 22 February 2013 (the Articles);

(4)
an electronically transmitted copy of the resolution of the management board of the Company (the Management Board), dated 8 March 2010, (inter alia) adopting the Equity Plan and appointing the Compensation Committee (as defined therein) to administer the Equity Plan;

(5)	an electronically transmitted copy of the resolution of the general meeting of shareholders of the Company (the Shareholders Meeting), dated 8 March 2010, (inter alia) approving the Equity Plan;

(6)
an electronically transmitted copy of the minutes of the Shareholders Meeting held on 22 May 2012, (inter alia) extending the designation of the Management Board as the corporate body with the power to (i) issue and/or grant rights to subscribe for such number of ordinary shares in the capital of the Company as shall be permitted by the authorized capital of the Company from time to time and (ii) limit or exclude pre-emptive rights in respect thereto, both for a period of five years from the date thereof;

(7)
an electronically transmitted copy of the resolution of the Management Board, dated 10 April 2013, (inter alia) proposing to (i) increase the number of ordinary shares reserved and available for issuance under the Equity Plan by 5,000,000 shares to a total of 10,000,000 shares, and (ii) increase the number of ordinary shares with respect to which incentive stock options may be granted under the Equity Plan by the Shares to a total of 10,000,000 shares;

(8)
an electronically transmitted copy of the minutes of the Shareholders Meeting held on 22 May 2013, (inter alia) (i) approving the increase of the number of ordinary shares reserved and available for issuance under the Equity Plan by 5,000,000 shares to a total of 10,000,000 shares, and (ii) approving the increase of the number of ordinary shares with respect to which incentive stock options may be granted under the Equity Plan by the Shares to a total of 10,000,000 shares;

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(9)
an electronically transmitted copy of the resolution of the Management Board, dated 16 October 2013, (inter alia) resolving that upon (i) execution of a deed of issuance of shares substantially in the form of Annex A, attached to the management board resolution (the Deed of Issuance), and (ii) satisfaction of each of the conditions set forth in the Management Board resolution, the Company shall issue the Shares to Cede & Co as nominee for The Depositary Trust Company (DTC) for the benefit of the relevant subscribers under the Equity Plan, which Shares will be entered into the electronic book-entry delivery and settlement system of DTC;

(10)	an electronically transmitted copy of the shareholders’ register (aandeelhoudersregister) of the Company; and

(11)	an electronically transmitted copy of the Equity Plan.
We have further relied on the statements made by the Management Board in the certificate dated 16 October 2013, a copy of which is attached hereto as Annex 1 (the Management Board Certificate), and we have assumed without independent investigation, except as otherwise indicated herein, that such statements are correct as of the date hereof.
For the purpose of the opinions expressed herein, we have assumed:

(i)
the genuineness of all signatures; the authenticity of all agreements, certificates, instruments, and other documents transmitted to us as originals; and the conformity to the originals of all agreements, certificates, instruments, and other documents transmitted to us as electronically transmitted copies;

(ii)
that the Articles are the articles of association (statuten) of the Company in force on the date hereof (although not constituting conclusive evidence thereof, this assumption is supported by the contents of the Excerpt);

(iii)	that the nominal amount of the Shares and any agreed share premium will have been fully paid at their issuance;

(iv)
that the Shares will be validly issued upon fulfillment of the conditions for issuance set out in the Equity Plan by way of execution of a deed of issuance, substantially in the form of the Deed of Issuance, and will be validly accepted by Cede & Co and the relevant subscribers or the broker on their behalf (as the case may be);

(v)	that no fractional Shares will be issued;

(vi)
that the total equivalent value of the (rights to receive the) shares offered under the Equity Plan (including the Shares) and any other (rights to receive) shares under the Other Equity Plans to the public in the European Economic Area is less than € 2.5 million, which limit is calculated over a period of 12 months; and

(vii)
that the Company does not use inside information (voorwetenschap), within the meaning of Section 5:53 (1) of the Act on Financial Supervision (Wet op het financieel toezicht) at the time of the offer and issue of the Shares.

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Based upon the foregoing and subject to the qualifications and limitations stated hereinafter, we are of the opinion that on the date hereof:
Shares

A.	The issuance of the Shares has been duly authorized and the Shares will be validly issued, fully paid and validly outstanding and non-assessable upon their issuance.
This opinion is subject to the following qualifications:

(a)
The opinions expressed herein may be affected or limited by the provisions of any applicable bankruptcy (faillissement), insolvency, fraudulent conveyance (actio Pauliana), reorganization, suspension of payments (surseance van betaling) and other laws of general application now or hereafter in effect, relating to or affecting the enforcement or protection of creditors' rights.

(b)	Non-assessable has no equivalent legal term under Dutch law, but is interpreted to express that the shareholders cannot be required to make any further payments on their fully paid-up shares.
We express no opinion on any law other than Dutch law (unpublished case law not included) as it currently stands.
This opinion letter is issued by Loyens & Loeff N.V.; natural persons or legal entities that are involved in the services provided by or on behalf of Loyens & Loeff N.V. cannot be held liable in any manner whatsoever. This opinion and all liability and other matters relating to this opinion letter shall be governed exclusively by Dutch law.
This opinion letter is strictly limited to the matters stated herein and may not be read as extending by implication to any matters not specifically referred to.
This opinion letter may only be relied upon in connection with the transactions to which the Registration Statement relates.

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We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Yours faithfully,
Loyens & Loeff N.V.

/s/ Nelleke Krol	/s/ Philip van Verschuer

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ANNEX 1

MANAGEMENT BOARD CERTIFICATE

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CERTIFICATE OF THE MANAGEMENT BOARD OF
SENSATA TECHNOLOGIES HOLDING N.V.
DATED 16 OCTOBER 2013

The undersigned, together constituting the entire board of directors (the Management Board) of Sensata Technologies Holding N.V., having its official seat (statutaire zetel) in Almelo, the Netherlands, registered with the trade register of the Chambers of Commerce in the Netherlands (the Trade Register) under number 24192692 (the Company), certifies that the following is correct on the date of this certificate.
HEREBY CERTIFY

1.
That the information recorded in the excerpt dated as of the date hereof of the registration of the Company in the Trade Register under number 24192692 is true, accurate and complete on the date hereof.

2.
That the Company has not been dissolved (ontbonden), merged (gefuseerd), demerged (gesplitst), granted a suspension of payments (surséance verleend), subjected to emergency regulations (noodregeling) as provided for in the Act on financial supervision (Wet op het financieel toezicht), declared bankrupt (failliet verklaard), subjected to any other insolvency proceedings listed in Annex A or winding up proceedings listed in Annex B of Council Regulation (EC) No 1346/2000 on insolvency proceedings of 29 May 2000, listed on the list referred to in article 2, paragraph 3 of Council Regulation (EC) No 2580/2001 of 27 December 2001, listed in Annex I to Council Regulation (EC) No 881/2002 of 27 May 2002 or listed and marked with an asterisk in the Annex to Council Common Position 2001/931 of 27 December 2001 relating to measures to combat terrorism, as amended from time to time.

3.
That no resolution has been adopted concerning a statutory merger (juridische fusie) or division (splitsing) involving the Company as disappearing entity, the voluntary liquidation (ontbinding) of the Company, the filing of a request for its bankruptcy (faillissement), suspension of payments (surséance van betaling) or any other insolvency proceeding and the Company has not received a notice concerning its dissolution in accordance with Section 2:19a of the Dutch Civil Code and the Company has its centre of main interests in the Netherlands.

4.
That the shares in the capital of the Company issued and outstanding on the date hereof (a) have been duly authorised and validly issued and have not been repurchased (ingekocht), cancelled (ingetrokken), reduced (afgestempeld), split, or combined, (b) are fully paid up, and (c) are free and clear of any pledge (pand), right of usufruct (vruchtgebruik) or attachment (beslag).

5.	That the information recorded in the shareholders’ register of the Company is true, accurate and complete as the date hereof.

6.
That the Company’s authorised share capital is, at the time of the issuance of the shares (the Shares) under the Sensata Technologies Holding N.V. 2010 Equity Incentive Plan as set out in the Registration Statement on Form S-8 (the Registration Statement) under the Securities Act of 1933, as amended, and, potentially, together with the issuance at the same time of any shares under the (i) the Sensata Technologies Holding B.V. First Amended and Restated 2006 Management Option Plan, (ii) the Sensata Technologies Holding B.V. First

Management Board Certificate Sensata Technologies Holding N.V.	1

Amended and Restated 2006 Management Securities Purchase Plan, and/or (iii) the Sensata Technologies Holding N.V. 2010 Employee Stock Purchase Plan, sufficient to allow for the issue of the Shares.

7.
That the Resolutions, as defined in the Opinion (as defined below), correctly reflect the resolutions validly made by the relevant corporate body of the Company in respect of the transactions contemplated by the Registration Statement, (b) have been made with due observance of the articles of association (statuten) of the Company and (c) remain in full force and effect.

HEREBY CONFIRM

8.
That none of the members of the Management Board has a direct or indirect personal interest which conflicts with the interest of the Company in respect of the entering into and performance of the Registration Statement and in respect of the transactions contemplated thereby.

This certificate is provided to Loyens & Loeff N.V., with the understanding that they will rely thereon, and will assume the correctness of the above statements as of the date of the opinion letter to be issued in connection with the filing of the Registration Statement (the Opinion).
Signature page follows

Management Board Certificate Sensata Technologies Holding N.V.	2

/s/ Thomas Wroe	/s/ Paul Edgerley
Name: Mr. Thomas Wroe	Name: Mr. Paul Edgerley

/s/ Charles Peffer	/s/ Stephen Zide
Name: Mr. Charles Peffer	Name: Mr. Stephen Zide

/s/ Michael Jacobson	/s/ John Lewis
Name: Mr. Michael Jacobson	Name: Mr. John Lewis

/s/ Michael Ward	/s/ Kirk Pond
Name: Mr. Michael Ward	Name: Mr. Kirk Pond

/s/ Lewis Campbell	/s/ Martha Sullivan
Name: Mr. Lewis Campbell	Name: Mrs. Martha Sullivan

Management Board Certificate Sensata Technologies Holding N.V.	3